Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the registration of common shares to be issued pursuant to the Aon Corporation 2011 Incentive Plan and the Aon Corporation 2011 Employee Stock Purchase Plan, of our reports dated February 25, 2011, with respect to the consolidated financial statements of Aon Corporation (the “Company”) and the effectiveness of internal control over financial reporting of the Company, each included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 6, 2011